UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

August 14, 2006

Ventana Medical Systems, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-20931	94-2976937
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1910 E. Innovation Park Drive

Tucson, AZ 85755

(Address of principal executive offices, including zip code)

(520) 887-2155

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into Material Definitive Agreement

On August 14, 2006, Ventana Medical Systems, Inc., a Delaware corporation (“Ventana”) and Vision Systems Limited, a public limited liability company organized under the laws of Victoria, Australia (“Vision”) entered into a merger implementation agreement (the “Merger Implementation Agreement”) as announced in the press release attached hereto as Exhibit 99.1, which is incorporated herein by reference.

Pursuant to the terms and subject to the conditions set forth in the Merger Implementation Agreement, a wholly-owned subsidiary of Ventana will acquire all outstanding shares of Vision (the “Shares”) for A$2.13 per share and Vision will retire all its outstanding convertible promissory notes (the “Notes”), resulting in the Vision noteholders receiving A$2.73 plus accrued interest per note (collectively, the “Acquisition”). Each outstanding option to purchase securities of Vision will be exercised or cancelled prior to the completion of the transaction. The total price to be paid for the Acquisition (exclusive of costs) is approximately A$451 million in cash, or approximately US$346 million at current exchange rates. Upon the completion of the Acquisition, it is expected that Vision’s Managing Director, Jim Fox, will join Ventana’s Board of Directors.

The proposed acquisition of the Shares is to be implemented by a scheme of arrangement involving a wholly-owned acquisition subsidiary of Ventana, Vision and Vision’s shareholders (the “Share Scheme”) and the proposed cancellation of the Notes is to be implemented by a scheme of arrangement between Vision and its noteholders (the “Notes Scheme”). Each scheme is subject to separate review by the Supreme Court of Victoria (the “Court”) followed by separate meetings of the shareholders and the noteholders. The schemes must be approved (i) by a majority of shareholders and noteholders who attend their respective meetings in person, by representative or by proxy, and (ii) by 75% of the votes cast at each meeting. According to the Merger Implementation Agreement, meetings to vote on the Share Scheme and the Notes Scheme are expected to be held in late October 2006 and the parties are targeting the fourth quarter of 2006 for closing the Acquisition. If the requisite shareholder and noteholder approvals are obtained, the Share Scheme and the Notes Scheme will then need to be approved by the Court at a second Court hearing. If the Court approves each scheme at those hearings, the Share Scheme will be binding on all Vision shareholders and the Notes Scheme will be binding on all Vision noteholders.

The completion of the Acquisition is subject to various closing conditions, including, among other things, (i) obtaining the appropriate regulatory and Court approvals, (ii) approval of the Share Scheme and Notes Scheme by Vision’s shareholders and noteholders, respectively, (iii) an independent expert report that the Share Scheme and the Notes Scheme is in the best interests of Vision’s shareholders and noteholders, respectively, (iv) adherence by each party to certain operating covenants between execution of the Merger Implementation Agreement and closing of the Acquisition, (v) exercise or cancellation of outstanding Vision options, (vi) the absence of material adverse change in Vision’s business, and (vii) the accuracy of the representation and warranties of both parties. Completion of the Acquisition is not subject to a financing contingency. Merrill Lynch & Co. has provided the necessary financing commitments to complete the Acquisition.

The Merger Implementation Agreement may be terminated by either party, if the other party is in breach of a fundamental term of the agreement and after receiving notice, the breaching party fails to remedy the breach within a certain period of time. In addition, Vision may terminate the Merger Implementation Agreement if there exists a bona fide competing proposal that Vision’s Board of Directors reasonably determines, in good faith and consistent with its fiduciary and statutory duties, is more favorable to Vision’s shareholders than the Acquisition. Finally, the Merger Implementation Agreement will terminate automatically if Vision shareholders fail to approve the Acquisition, the parties are unable to secure Court approval for the shareholder meeting to approve the Share Scheme, or the Share Scheme is not approved by the Court by December 29, 2006.

Vision has agreed to pay Ventana a break-up fee (the “Break Fee”) equal to 1% of the equity value of Vision, which is approximately $A4.5 million, plus the goods and services tax, if another party acquires at least 90% of Vision’s outstanding shares within 12 months of the date that the competing proposal is publicly announced. The Break Fee is not payable to the extent that an Australian court or Australian regulators determine that Vision’s agreement to pay the Break Fee constitutes a breach of fiduciary or statutory duties, is unacceptable under the Australian Corporations Act of 2001, or would otherwise be unlawful.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press release issued by Ventana Medical Systems, Inc. dated August 14, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VENTANA MEDICAL SYSTEMS, INC.

By:	/s/ Nicholas Malden
Nicholas Malden
Senior Vice President, Chief Financial Officer and Secretary

Date: August 14, 2006